UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2020

Clearside Biomedical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37783	45-2437375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Point Parkway, Suite 200

Alpharetta, GA 30005

(Address of principal executive offices, including zip code)

(678) 270-3631

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLSD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01  Entry into a Material Definitive Agreement

On March 10, 2020, Clearside Biomedical, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Arctic Vision (Hong Kong) Limited (“Arctic Vision”).  Pursuant to the License Agreement, the Company has granted an exclusive license to Artic Vision to develop, distribute, promote, market and commercialize XIPERETM, the Company’s proprietary suspension of the corticosteroid triamcinolone acetonide formulated for administration to the back of the eye using the Company’s proprietary SCS MicroinjectorTM (the “Device”), subject to specified exceptions, in China, Hong Kong, Macau, Taiwan and South Korea (the “Territory”). Under the terms of the License Agreement, neither party may commercialize XIPERE in the other party’s territory and Arctic Vision has the right, but not an obligation, to pursue development and commercialization of XIPERE for indications associated with uveitis and, upon receipt of Clearside’s consent, additional indications.

Pursuant to the License Agreement, Arctic Vision has agreed to pay the Company up to a total of $35.5 million.  This amount includes an upfront payment of $4.0 million as well as an aggregate of up to $31.5 million in milestone payments for specified development and regulatory milestone events, and sales milestone payments for achievement of specified levels of net sales.  Further, the Company will also be entitled to receive tiered royalties of ten to twelve percent of net sales based on achieving certain annual net sales thresholds in the Territory, subject to customary reductions in specified circumstances. The royalties will be payable, on a product-by-product and country-by-country basis, on the latest of (i) the date that all valid claims within the licensed patent rights covering XIPERE have expired in the Territory, (ii) the date of the loss of marketing or regulatory exclusivity of XIPERE in the Territory, or (iii) ten years from the first commercial sale of XIPERE in the Territory.

The License Agreement will expire upon the expiration of the last-to-expire royalty term. Arctic Vision may terminate the License Agreement for convenience upon 45 days’ notice if before regulatory approval in the Territory or 90 days’ notice if after regulatory approval in the Territory.  In addition, the Company can terminate the License Agreement if Arctic Vision commences a legal action challenging the validity, enforceability or scope of the licensed patents.  Both parties may terminate the License Agreement (i) upon a material breach of the License Agreement, subject to a specified cure period, or (ii) if the other party enters bankruptcy.  Upon termination, all licenses and other rights granted to Arctic Vision pursuant to the License Agreement would revert to the Company. If Arctic Vision exercises its termination right for convenience, or if the License Agreement terminates as a result of Arctic Vision’s material breach or bankruptcy, Arctic Vision will assign and transfer all regulatory approvals, related documents and trademarks (with respect to trademarks, only those specific to) pertaining to XIPERE in the Territory to the Company. In the event of termination as a result of material breach by or bankruptcy of the Company after regulatory approval of XIPERE in the Territory, the Company shall pay Arctic Vision royalties on net sales of XIPERE in the Territory at a low single-digit percentage rate.

The foregoing is a summary description of certain terms of the License Agreement, is not complete and is qualified in its entirety by reference to the text of the License Agreement, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARSIDE BIOMEDICAL, INC.

	By:	/s/ Charles A. Deignan
Date: March 13, 2020		Charles A. Deignan
Chief Financial Officer